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                                                                     EXHIBIT 6.i

                         VALUE-ADDED RESELLER AGREEMENT

        This Value-Added Reseller Agreement ("Agreement"), effective as of the ___ day of _________, 199_ (the "Effective Date"), is entered into by and between GEMPLUS Corporation, having offices at 3 Lagoon Drive, Suite 300, Redwood City, California, 94065 ("GEMPLUS"), and Neighborhood Box Office , Inc.. a Utah Corporation , with its principle place of business at 136 South Main Street, Suite 600, Salt Lake City, Utah 84101. ("Value-Added Reseller" or "VAR").

1. LICENSE

        (a) Grant. Subject to the terms and conditions of this Agreement, GEMPLUS hereby grants to VAR (i) a non-exclusive, nontransferable, non-sublicenseable, limited license to incorporate the GEMPLUS products listed on Exhibit A ("Gemplus Products") into the VAR products listed on Exhibit A ("VAR Products"); and (ii) a non-exclusive, nontransferable, non-sublicensable license to distribute GEMPLUS Products only as incorporated into VAR Products in Canada and the United States of America (the "Territory"). The parties agree to discuss expansion of the Territory to include additional geographic areas in the future.

        (b) Limitations on License VAR shall not, and shall not permit any third party to, alter, modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble, or otherwise attempt to derive computer source code from any GEMPLUS Product or Documentation, except to the extent such restriction on reverse engineering is expressly prohibited by applicable local law.

        (c) VAR Certification. VAR Product(s) into which any GEMPLUS Product is incorporated will include the addition of hardware and/or software supplied by VAR which, by an objective examination of such factors as cost, product features, and pricing, represent a significant enhancement and transformation of the GEMPLUS Products (with regard to both value and function) and result in a system substantially different from GEMPLUS Products, and any other GEMPLUS systems or products. Prior to any sale or distribution of any VAR Product hereunder, VAR shall submit to GEMPLUS exact samples of such VAR Product for inspection and written approval by GEMPLUS.

        (d) Reservation of Rights. Except as expressly provided herein, no right, title or interest with respect to GEMPLUS Products or any GEMPLUS intellectual property is granted to VAR and all rights not expressly granted to VAR herein are reserved to GEMPLUS.

        (e) End-User License Agreement. VAR shall include a copy of an End-User License Agreement with each GEMPLUS Product which such license shall be no less protective of GEMPLUS' rights in the GEMPLUS Products as this Agreement.

2. OBLIGATIONS OF VAR

        (a) Diligence. VAR shall vigorously promote and market the VAR Products to maximize sales of the VAR Products. Except as expressly set forth herein, VAR shall be solely responsible for all costs and expenses related to the advertising, marketing, promotion, and distribution of the VAR Products and for performing its obligations hereunder.

        (b) Reports. VAR shall send to GEMPLUS, within thirty (30) working days after the end of each month, a sales activities report including the names of Customers, quantities of GEMPLUS Products purchased, dollar amounts invoiced to the said purchasers, and Customer backlog and inventory status of GEMPLUS Products. GEMPLUS and VAR agree to hold meetings at quarterly intervals to review the relationship and progress on specific initiatives. Those meetings will be held via conference call where practical, or alternately at each other's locations where conference calls are not practical.


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        (c) Source. VAR shall not obtain GEMPLUS Products from any other source than GEMPLUS or a GEMPLUS designee without GEMPLUS' prior written approval.

        (d) Product Support.

            (i) VAR shall be solely responsible for supporting all VAR Products distributed hereunder. To the extent that any such support involves support of GEMPLUS Products, VAR shall at all times comply with all GEMPLUS support, maintenance and repair policies and guidelines then in effect. VAR shall ensure that VAR's technical and engineering support personnel attend any training made available by GEMPLUS to VAR with respect to the GEMPLUS Products per the applicable terms outlined in Exhibit C.

            (ii) VAR shall ensure that all Customer questions regarding the use or operation of VAR Products are initially addressed to and answered by VAR.

            (iii) Without limiting the foregoing, VAR shall (a) provide sufficient information to GEMPLUS for GEMPLUS to duplicate any reported error in the GEMPLUS Products; (b) incorporate Updates into the VAR Products promptly upon receipt thereof; and (c) provide reasonable cooperation and full information to GEMPLUS in the furnishing of support for the GEMPLUS Products.

        (e) Minimum Purchase Commitment. During the term of this Agreement, VAR agrees to purchase the quantity of GEMPLUS Products specified in Exhibit B.

        (f) Sales Target Commitment. During the term of this Agreement, VAR agrees to use its best efforts to meet the sales target as provided for in Exhibit F (the "Sales Target"). For clarification purposes, year-end assessment of achievement of the Sales Target shall be calculated by totaling VAR's net total purchases of Gemplus Products for the term as reduced by any discounts, taxes or the like applicable to such purchased products.

        (g) Business Plan Presentation. Upon execution of this Agreement, VAR agrees to submit a comprehensive Business Plan to Gemplus which describes VAR's strategy for market deployment of VAR Products for the term of the Agreement that justifies the Sales Target as provided for in Exhibit F.

        (h) Education / Sales Training Participation Obligation. During the term of this Agreement, VAR agrees to complete the Sales Training and Education courses listed in Exhibit B.

        (i) Participation Fee. Upon execution of this Agreement, VAR agrees to pay to Gemplus the Program Participation Fee as described in Exhibit B.

3. OBLIGATIONS OF GEMPLUS

        (a) Information and Support. GEMPLUS shall provide support to VAR in accordance with the Support Program on Exhibit C. With respect to software, GEMPLUS will provide support only for the then-current version of the software that incorporates all updates to the software. Updates shall mean error corrections and bug fixes (for software) or design and construction alterations (for Hardware) that GEMPLUS generally makes available to its customers free of charge, but excluding new versions of the Gemplus Products that contain significant new features or functionality, as determined in GEMPLUS' sole discretion.

        (b) Marketing Protection. For the term of this agreement GEMPLUS agrees not to compete directly with VAR by soliciting named NBO customers or prospects (mutually agreeable list in Exhibit G). VAR agrees to update this list, submit it to GEMPLUS for approval, periodically or at least once per quarter for the term of this agreement.


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        (c) Marketing Materials. GEMPLUS shall periodically provide VAR with samples of GEMPLUS' advertising and promotional materials, pricing information and technical data related to the GEMPLUS Products. VAR shall not modify the materials described in this Article 3 without GEMPLUS' prior written approval.

        (d) Translation; Localization. At GEMPLUS' sole option, GEMPLUS will translate or localize the documentation provided with the Gemplus Products ("Documentation"). VAR may not translate the Documentation without GEMPLUS' prior written consent.

4. PRICE AND PAYMENT

        (a) Price. VAR shall purchase GEMPLUS Products at GEMPLUS then-current list prices at the time of order, less a percentage discount as set forth in Exhibit D hereto ("VAR Purchase Price").

        (b) Price Changes Generally. List prices are subject to change by GEMPLUS at any time in its sole discretion. Price changes shall apply to all Gemplus Products ordered from Gemplus following the date of notification of the change of prices to VAR.

        (c) Payment Terms. Payment shall be in U.S. Dollars. Until credit terms have been approved by Gemplus, VAR shall pay for GEMPLUS Products in advance by wire transfer to GEMPLUS' designated account. All exchange, interest, banking, collection and other charges shall be at VAR's expense. Upon credit approval by Gemplus, payment terms for all amounts due and payable to Gemplus shall be net thirty (30) days from the date of invoice. Gemplus reserves the right to charge interest on overdue accounts at a rate of 1&1/2% per month or to the maximum extent as may be permitted under law.

        (d) VAR Rebate.

            (1) Calculation. In the event VAR's accepted Sales Target equals or is greater than one hundred thousand US dollars ($100,000) and VAR achieves or exceeds the Sales Target during the term of the Agreement, VAR shall be entitled to receive a five percent (5%) rebate assessed against the amount of the Sales Target (the "Rebate"). In determining whether achievement of the Sales Target has occurred for purposes of assessment of the Rebate, only Gemplus Products purchased by VAR at prices listed in the applicable then-current price list shall be considered. Any amounts received by Gemplus from VAR for software maintenance services or support services outside the scope of the Support Program described in Exhibit C shall not be considered for purposes of determining whether achievement of the Sales Target has occurred.

            (2) Usage. Notwithstanding anything to the contrary herein, the Rebate shall only be available to VAR in the form of either (i) a credit against future purchases of Gemplus Products pursuant to the conditions listed below, or
(ii) co-marketing funds to be reimbursed to VAR by Gemplus for expenses incurred as a result of Gemplus-approved marketing, promotional or advertising activities in support of VAR Products. Rebate amounts shall be accrued by Gemplus and maintained for a period of six (6) months from the end of the then-current term. Any Rebate amounts unused by VAR within six (6) months from the end of the then-current term shall be reduced from the accrued account of VAR. VAR shall obtain authorization for reimbursement of co-marketing funds described in
Section 4(d)(ii) above by obtaining prior written consent from Gemplus. For purposes of usage of the Rebate pursuant to subsection (i) above, only fifty percent (50%) of the Rebate shall be available for credit against future purchase of Gemplus Products by VAR.

5. TAXES AND OTHER CHARGES   Prices do not include and are net of any foreign or
domestic governmental taxes or charges of any kind that may be applicable to the sale, licensing, marketing or distribution of the GEMPLUS Products, including without limitation withholding, excise, sales, use, or value-added taxes; customs or other import duties; or other taxes, tariffs or duties. VAR shall be responsible for, and shall pay in a timely manner, all such taxes and charges levied against GEMPLUS, excluding taxes on the income of GEMPLUS. When GEMPLUS has the legal


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obligation to pay or collect such taxes the appropriate amount shall be invoiced to VAR, excluding taxes on the income of GEMPLUS, and paid by VAR within thirty
(30) days of the date of invoice unless VAR provides GEMPLUS with a valid tax exemption certificate authorized by the appropriate taxing authority.

6. FORECASTS, ORDERS, SHIPMENT, AND ACCEPTANCE

        (a) Forecasts. By the end of the second month of each calendar quarter, VAR shall provide GEMPLUS with a non-binding six (6) month rolling forecast commencing with the next calendar quarter showing VAR's prospective requirements for the GEMPLUS Products.

        (b) Order and Acceptance. All orders for GEMPLUS Products submitted by VAR shall be initiated by written purchase order sent to GEMPLUS and requesting a shipment date during the term of this Agreement. All orders for GEMPLUS Products are subject to acceptance by GEMPLUS in writing, and GEMPLUS shall have no liability to VAR with respect to purchase orders that are not accepted. No partial acceptance of a purchase order shall constitute the acceptance of an entire order, absent the written acceptance of such entire order.

        (c) Shipment/Risk of Loss. Risk of loss shall pass to VAR upon Gemplus' delivery to carrier. Unless otherwise instructed in writing by VAR in VAR's purchase order, GEMPLUS shall select the carrier. All freight, insurance, and other shipping expenses, as well as expenses for any special packing requested by VAR and provided by GEMPLUS, shall be paid by VAR.

        (d) Order Changes. Purchase orders for GEMPLUS Products may be canceled or rescheduled only with GEMPLUS' prior written approval. Cancellation of purchase orders for GEMPLUS Products are subject to a restocking charge of twenty percent (20%) of the VAR Purchase Price of the GEMPLUS Products.

        (e) Acceptance. VAR shall inspect all GEMPLUS Products promptly upon receipt thereof and may reject any defective GEMPLUS Product within 10 days of receipt of such product by notifying GEMPLUS of its rejection and requesting a Return Material Authorization ("RMA") number, and within ten (10) days of receipt of the RMA number from GEMPLUS returning such rejected GEMPLUS Product to GEMPLUS, freight prepaid to such location as GEMPLUS may instruct VAR. Returned products shall be packed in its original packing material. GEMPLUS Products not rejected within the foregoing time periods shall be deemed accepted by VAR. For defective Products, GEMPLUS shall at its option, repair or replace such defective GEMPLUS Products, or accept return for credit of such defective GEMPLUS Products. GEMPLUS shall return to VAR, freight prepaid, all repaired or replaced GEMPLUS Products properly rejected by VAR.

7. GEMPLUS PRODUCT CHANGES GEMPLUS reserves the right from time to time in its sole discretion, without incurring any liability to VAR with respect to any order, to discontinue or to limit its production of any GEMPLUS Product; to allocate, terminate or limit deliveries of any GEMPLUS Product in time of shortage; to alter the design or construction of any GEMPLUS Product; and upon reasonable notice to VAR, to change its sales and distribution policies in a manner consistent with the terms of this Agreement.

8. LIMITED WARRANTY

        (a) Limited Warranty. GEMPLUS warrants to VAR that GEMPLUS Products, as delivered, will perform substantially in accordance with the Documentation under normal use for a period of ninety (90) days from the date of delivery ("Warranty Period"). GEMPLUS does not warrant that the functions contained in any Gemplus Products supplied to VAR will meet VAR's or its customer's requirements or that the operation of any software supplied hereunder will be uninterrupted or error-free. GEMPLUS' sole liability and VAR's exclusive remedy for breach of the foregoing warranty shall be limited to repair or replacement at Gemplus' option. The foregoing warranty is contingent upon proper use of the GEMPLUS Products in the applications for which they were intended and shall not apply to GEMPLUS Products that are modified or subjected to unusual or inappropriate physical or electrical stress, misuse, abuse, or unauthorized repair.


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        (b) Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN SECTION
8(a) ABOVE, GEMPLUS MAKES NO WARRANTIES OR CONDITIONS, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, AND GEMPLUS SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF NON-INFRINGEMENT, TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

        (c) VAR Restrictions. Warranties provided by Gemplus herein may not be passed through by VAR to any VAR customer or end user and VAR shall indemnify, defend and hold harmless GEMPLUS from any claim or liability arising out of or relating to breach of this provision.

        (c) GEMPLUS Product Returns. In order to return GEMPLUS Product that fails to conform to the foregoing warranty, VAR shall (i) notify GEMPLUS in writing that such GEMPLUS Product failed to conform with the warranty set forth in this Article 8 and furnish a detailed explanation of any alleged nonconformity; (ii) obtain a RMA number for the nonconforming GEMPLUS Product from GEMPLUS; and (iii) within ten (10) days of receipt of the RMA number, return such GEMPLUS Product to GEMPLUS, freight pre-paid, with the RMA number prominently attached.

9. TERM AND TERMINATION

        (a) Term. This Agreement shall commence upon the Effective Date and continue in full force and effect for a fixed term of one (1) year, unless earlier terminated in accordance with the provisions of this Agreement. This Agreement may be renewed for subsequent one (1) year terms only by mutual written agreement of the parties.

        (b) Termination for Cause. Notwithstanding anything to the contrary herein, GEMPLUS shall have the right to immediately terminate this Agreement upon VAR's breach of either of Sections 10 or 14. Either party may terminate this Agreement in the event the other party: (i) ceases to function as a going concern or to conduct operations in the normal course of business, or (ii) has a petition filed by or against it under any state or federal bankruptcy or insolvency law which petition has not been dismissed or set aside within sixty
(60) days of its filing; or (iii) fails to perform any of its obligations under this Agreement so as to be in default hereunder and fails to cure such default within thirty (30) days after written notice of such default.

        (c) Purchase Orders; No Waiver. VAR shall be obligated to pay for and accept deliveries of GEMPLUS Products for which purchase orders were accepted by GEMPLUS prior to the effective date of termination. After any notice of termination has been delivered by either party hereunder, deliveries of GEMPLUS Product from GEMPLUS to VAR, unless otherwise agreed in writing by GEMPLUS in its sole discretion, shall require prepayment by wire transfer by VAR to GEMPLUS.

        (d) No Liability for Termination. Except as expressly required by law, in the event of termination of this Agreement by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of GEMPLUS or VAR. Termination shall not, however, relieve either party of obligations incurred prior to such termination.

        (e) Effect of Termination; Survival. VAR may sell GEMPLUS Products existing in its inventory as of the effective date of termination of this Agreement for a period of ninety (90) days after the effective date of such termination.

        (f) Return of Materials. All GEMPLUS Products, trademarks, data, samples, literature, and sales and promotional aids of every kind shall remain the property of GEMPLUS. Within thirty (30) days after the effective date of termination of this Agreement, VAR shall return such materials to GEMPLUS. VAR shall not make or retain any copies of any Confidential Information (as defined in Article 10 below) which may have been entrusted to it.


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10. CONFIDENTIALITY AND PROPRIETARY RIGHTS The parties acknowledge that by reason of their relationship hereunder each party will have access to certain information and materials concerning the other party's business, plans, customers, software and other technology and products that are confidential, trade secret and of substantial value to such party, which value would be impaired if such information were disclosed to third parties ("Confidential Information"). Each party agrees that it (the "Receiving Party") will not use in any way on Receiving Party's own behalf or on behalf of any third party, nor disclose to any third party, any Confidential Information revealed to Receiving Party by the other party (the "Disclosing Party") or otherwise obtained by the Receiving Party. Receiving Party shall take every reasonable precaution to protect the confidentiality and avoid unauthorized disclosure of all Confidential Information. The term "Confidential Information" shall not be deemed to include information which: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (d) is independently developed by the receiving party without any breach of this Agreement; or (e) is the subject of a written permission to disclose provided by the disclosing Party.

11. PATENT/COPYRIGHT/TRADEMARK INDEMNIFICATION

        (a) GEMPLUS Indemnification. GEMPLUS shall, at its own expense, defend or at its option settle, any third party claim, suit or proceeding (collectively, "Action") brought against VAR to the extent such Action results from infringement by the GEMPLUS Products of any United States patent issued as of the Effective Date subject to the limitations set forth herein Gemplus shall have sole control of any such Action or settlement, and Gemplus agrees to pay any final judgement entered against VAR in any such Action. VAR agrees that GEMPLUS will be relieved of the foregoing obligations unless VAR notifies GEMPLUS promptly in writing of such Action, gives GEMPLUS sole control and authority to proceed as contemplated herein, and gives GEMPLUS proper and full information and assistance to settle and/or defend any such Action. If it is adjudicatively determined, or if GEMPLUS believes, that the GEMPLUS Products, or any part thereof, infringe any United States patent, copyright or trademark, or if the sale or use of the GEMPLUS Products, or any part thereof, is, as a result, enjoined, then GEMPLUS may, at its election, option, and expense: (i) procure for VAR the right under such United States patent, copyright or trademark to sell or use, as appropriate, the GEMPLUS Products or such part thereof; or (ii) replace the GEMPLUS Products, or part thereof, with other noninfringing suitable GEMPLUS Products or parts; or (iii) suitably modify the GEMPLUS Products, or part thereof to become noninfringing; or (iv) terminate distribution or sale thereof and refund the payments paid by VAR for such GEMPLUS Products less a reasonable amount for use. GEMPLUS will not be liable for any costs or expenses incurred without its prior written authorization, or for any installation costs of any replaced GEMPLUS Products.

        (b) VAR Indemnification. VAR shall, at its own expense, defend or at its option settle, any third party claim, suit or proceeding (collectively, "Action") brought against GEMPLUS to the extent such Action results from infringement by the VAR Products of any patent, copyright or trademark, except to the extent such Action is covered by the provisions of Section 11(a) above, and subject to the limitations hereinafter set forth. VAR will have sole control of any such Action or settlement negotiations, and VAR agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against GEMPLUS on such issue in any such Action defended by VAR. GEMPLUS agrees that VAR will be relieved of the foregoing obligations unless GEMPLUS notifies VAR promptly in writing of such Action, gives VAR sole control and authority to proceed as contemplated herein, and gives VAR proper and full information and assistance to settle and/or defend any such Action. VAR will not be liable for any costs or expenses incurred without its prior written authorization.

        (c) Limitations. Notwithstanding the provisions of Section 11(a) above, GEMPLUS shall have no liability for (i) any infringement claims not covering the GEMPLUS Products standing alone; or (ii) any modification of the GEMPLUS Products, or part thereof, (unless such modification was made by GEMPLUS) where such infringement would not have occurred but for such modifications.


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        (d) Disclaimer. THE FOREGOING PROVISIONS OF THIS ARTICLE 11 STATE THE
ENTIRE LIABILITY AND OBLIGATIONS OF GEMPLUS AND THE EXCLUSIVE REMEDY OF VAR AND ITS CUSTOMERS, WITH RESPECT TO ANY ALLEGED PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT BY THE GEMPLUS PRODUCTS OR ANY PART THEREOF.

12. USE OF TRADEMARKS/TRADE NAMES Subject to the provisions of this Article 12, during the term of this Agreement, VAR shall have the right to indicate to the public that VAR Products contain GEMPLUS' Products, and to use the trademarks, marks, and trade names of GEMPLUS set forth in Exhibit E, as same may be amended in writing by GEMPLUS from time to time ("GEMPLUS' Trademarks"). In addition, VAR shall affix and display GEMPLUS' Trademarks on the external casing, packaging and labeling of VAR Products and as otherwise requested by GEMPLUS during the term of this Agreement. VAR shall not alter or remove any of GEMPLUS' Trademarks affixed to or otherwise contained on or within the GEMPLUS Products. Except as set forth in this Article 12, nothing contained in this Agreement shall grant or shall be deemed to grant to VAR any right, title or interest in or to GEMPLUS' Trademarks. At no time during or after the term of this Agreement shall VAR challenge or assist others to challenge GEMPLUS' Trademarks (except to the extent expressly required by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of GEMPLUS. All uses of GEMPLUS' Trademarks will inure solely to GEMPLUS, and VAR shall obtain no rights with respect to any of GEMPLUS' Trademarks, other than as expressly set forth herein, and VAR irrevocably assigns to GEMPLUS all such right, title and interest, if any, in any of GEMPLUS' Trademarks. Neither party may use the name or logo of, or refer to, the other party or any of its affiliates, directly or indirectly, in any advertisement, sales presentation, news release, report to a trade or professional group, or other publication without the other party's prior written approval, which approval shall not be unreasonably withheld or delayed.

13. LIMITATION OF LIABILITY GEMPLUS' liability arising out of or relating to this Agreement shall not exceed the aggregate amounts paid by VAR to GEMPLUS hereunder. EXCEPT FOR LIABILITY OF VAR TO GEMPLUS ARISING UNDER ARTICLES 1, 10 OR 11(B), IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OR ANY OTHER SPECIAL, INDIRECT, RELIANCE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

14. COMPLIANCE WITH LAWS / EXPORT CONTROL VAR understands and acknowledges that GEMPLUS is subject to regulation by agencies of the United States and French Governments, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries, including without limitation the U.S. Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce, Bureau of Export Administration (the "BXA"). Any and all obligations of GEMPLUS to provide the GEMPLUS Products, as well as any other technical information or assistance, shall be subject in all respects to such laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States or France. VAR agrees to cooperate with GEMPLUS including without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom. VAR warrants that it will comply with the U.S. Export Administration Regulations and other laws and regulations governing exports and re-exports in effect from time to time. VAR expressly acknowledges that the classification of products for export control purposes is dependent upon the exact specifications and functionality of such products and any modification or augmentation of the functionalities of the GEMPLUS Products by VAR may result in a need for VAR to re-classify resultant VAR Products for export control purposes. Any individual export control obligations applicable to particular Gemplus Products are listed in Annex 1 to Exhibit A, if applicable.

15. MISCELLANEOUS PROVISIONS

        (a) Independent Contractors. The relationship of GEMPLUS and VAR established by this Agreement is that of independent contractors, and neither party is an employee, agent, partner or joint venturer of the other.


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        (b) Assignment. VAR shall not transfer or assign its rights or obligations under this Agreement without the prior written consent of GEMPLUS and any purported assignment in violation of the foregoing shall be null and void.

        (c) No Implied Waivers. The failure of either party at any time to require performance by the other of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

        (d) Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect.

        (e) Force Majeure. Except for payment of monies, neither party shall be liable for failure to fulfill its obligations under this Agreement or any purchase order issued hereunder or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, man-made or natural disasters, earthquakes, fire, riots, flood, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

        (f) Conflicting Terms. The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgment, confirmation or any other document issued by either party effecting the purchase and/or sale of GEMPLUS Products.

        (g) Notice. Any notice required or permitted to be given under this Agreement shall be delivered (i) by hand, (ii) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other party first set forth above, or to such other address as a party may designate by written notice, (iii) by overnight courier, or (iv) by fax with confirming letter mailed under the conditions described in (ii) above. Notice so given shall be deemed effective when received, or if not received by reason of fault of addressee, when delivered.

        (h) Governing Law. This Agreement shall be governed by and construed under the law of the State of California, U.S.A., without regard to conflict of laws principles or the U.N. Convention on Contracts for the International Sale of Goods.

        (i) Arbitration. Any dispute or claim arising out of or in relation to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be finally settled by binding arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce as presently in force ("Rules") and by three (3) arbitrators appointed in accordance with said Rules. Judgment on the award rendered may be entered in any court having jurisdiction thereof. The place of arbitration shall be San Francisco, California, U.S.A. Any monetary award shall be in U.S. dollars and the arbitration shall be conducted in the English language. The parties may apply to any court of competent jurisdiction for temporary or permanent injunctive relief without any abridgment of the powers of the arbitrator.

        (j) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties. The terms of any purchase order are expressly excluded.

        (k) Government Use / Restricted Rights. If a user of the Gemplus Products or VAR Products is an agency, department, or other entity of the United States government ("Government"), the use, duplication, reproduction, release, modification, disclosure or transfer of such product, or of any related documentation of any kind, including technical data, is restricted in accordance with Federal Acquisition Regulation ("FAR") 12.212, for civilian agencies and Defense Federal Acquisition Regulation Supplement ("DFARS") 227.7202, for military agencies. The Gemplus Product is commercial computer software and commercial computer software documentation. The use of this product by the Government is further


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

restricted in accordance with the terms of this Agreement, or any modification hereto and the Gemplus software license agreement provided with the products.

        The following legend shall be affixed or attached to the VAR Products:

        Use, duplication, reproduction, release, modification, disclosure or transfer of this commercial product and accompanying documentation is restricted in accordance with FAR 12.212 and DFARS 227.7202, and by a license agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.


GEMPLUS CORPORATION:                               Neighborhood Box Office
                                                   VAR

By:                                                By:
    -----------------------------------              ---------------------------

Name:                                              Name:
     ----------------------------------                 ------------------------
     (Typed or Printed)                                 (Typed or Printed)

Title:                                             Title:
      ---------------------------------                  -----------------------

                                    EXHIBIT A

                             GEMPLUS PRODUCT LISTING
                       NEIGHBORHOOD BOX OFFICE VAR PRICING
                                   SMART CARDS

ITEM NO.          PRODUCT                      QUANTITY            PRICE
--------          -------                      --------            ------
  1                 MPCOS-EMV 8K                 [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
  2                 MPCOS-EMV 16K                [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
  3                 GemClub Memo                 [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
  4                 GemClub Micro                [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]

                                     READERS

ITEM NO.          PRODUCT                      QUANTITY            PRICE
--------          -------                      --------            ------
  1                    GCI-410                   [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
                Larger Qty's will be             [**]
                    quoted on an
                   as needed basis
  2                    GCR-410                   [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
                 Larger Qty's will be            [**]
                     quoted on an
                    as needed basis


[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

ITEM NO.          PRODUCT                      QUANTITY            PRICE
--------          -------                      --------            ------

  3                    GCR-420                   [**]               [**]
                                                 [**]               [**]
                                                 [**]               [**]
                 Larger Qty's will be            [**]
                     quoted on an
                   as needed basis



[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

                                    EXHIBIT B

                          VAR PARTICIPATION OBLIGATIONS


SALES TRAINING:                                                                         AMOUNT OWED
DESCRIPTION                                                                               GEMPLUS
---------------                                                                         -----------
VAR will attend a two (2) day Partner Orientation course.                                No charge



EDUCATION                                                                               AMOUNT OWED
COURSE DESCRIPTION                                                                        GEMPLUS
------------------                                                                      -----------
Dev. 201 MPCOS EMV development class  3 Days ([**] list price/student) Minimum 1
student                                                                                 $[**]/student
Dev. 130 Gemclub Memo development class 1 Day ([**] list price/student) Minimum 1
student                                                                                 $[**]/student
Dev. 132 Gemclub Micro development class 2 Day ([**] list price/student) Minimum 1
student                                                                                 $[**]/student
Dev. 210 Readers (gemcore) development class 2 Day ([**] list price/student)
Minimum 1 student                                                                       $[**]/student

MINIMUM PURCHASE COMMITMENT (GEMPLUS PRODUCTS)                                          AMOUNT OWED
PRODUCT DESCRIPTION                                                                       GEMPLUS
----------------------------------------------                                          -----------
MPCOS-EMV Kit, GDT Ref: RPF04474 B10 ($799 list price)                                      $[**]
GemClub-Memo Evaluation Kit, GDT Ref: RPF12541 A10 ($799 list price)                        $[**]
GemClub-Micro Kit, GDT Ref: RPF07677 A10 ($799 list price)                                  $[**]
GCI410 Development Kit, GDT Ref: RPF12661 ($5000 list price)                                $[**]


PROGRAM PARTICIPATION FEE TOTAL                                  $US DOLLARS                $[**]


[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

                                    EXHIBIT C

                                 SUPPORT PROGRAM

SALES SUPPORT Account Manager assigned.

TECHNICAL SUPPORT
The Market Support Center is the primary interface for all product-related questions generated from the VAR.

MSC HOT-LINE ACCESS:
    > Phone at (877) 436-7233
    > Email at USHOTLINE@gemplus.com or
               MARKETSUPPORTUS@gemplus.com
               MSCUS@gemplus.com
    > Fax at (215) 654-8922

The MSC is available 5 days a week from 9:00am to 5:00pm EST.

Hot-line Access for all current and future software offerings are subject to an Annual Maintenance fee. Currently this applies to, but is not limited to GemSafe and GemSuite Loyalty solutions.

EXPERT NETWORK WEB SITE
Allows access to a secure and dedicated Web Site for VAR.

DEVELOPERS WEB SITE
Allows access to a Web site designed specifically for developers of Gemplus products.

PROFESSIONAL SERVICES SUPPORT Gemplus will provide two(2) days of professional consulting services (at a 40% discount) to the VAR during the term of the contract. A Statement of Work will be developed by Gemplus and the VAR to determine the scope of services for these two days. All T&E expenses will be paid by the VAR.

MARKETING SUPPORT
Delivery of Welcome Kit
Subscription to Vantage Publication
Subscription to Stratagem Publication
Access to Gemplus.com/Partner Solutions
Invitation to the Partners Executive Forum Conference
Invitation to the Partner Advisory Board
Invitation to the Partner Technology Summit

                                    EXHIBIT D

                             VAR PERCENTAGE DISCOUNT


CARDS:
The discount to VAR is [**] off the then current list price up to [**] cards. For quantities from [**] to [**], the discount is [**] off the then current list price. For quantities greater than [**], the Gemplus Account manager must be contacted to authorize discounts.

READERS:
The discount to VAR is [**] off the then current list price up to [**] readers. For quantities greater than [**], the Gemplus Account manager must be contacted to authorize discounts.

DEVELOPMENT KITS:
The discount to VAR is [**] off the then current list price and only applies to Kits to be used for VAR's own internal usage and development. VAR shall not resell any Development Kits to VAR customers without prior written approval by Gemplus.

EDUCATION
The discount to VAR is [**] off the then current list price. The discount will apply without limit to the number of persons trained.

PRINTING OPTIONS:
There is no discount on printing costs.

SET-UP OPTIONS:
For card quantities ordered below [**], a one-time setup cost is chargeable. Refer to the current price list.

PERSONALIZATION SERVICES:
There is no discount on personalization services costs.


"INTERNAL USE ONLY" PROGRAM
Gemplus recognizes that a VAR may require cards for internal training, demos or shows/exhibitions. Therefore, Gemplus offers its VAR an Internal Use Only program. This program allows for a [**] discount off the then current price list on quantities up to [**] cards, for internal use only (not to be resold to any customer).

All set-up or personalization fees apply.

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

                                    EXHIBIT E

                               GEMPLUS TRADEMARKS


The partner may publicly define its activities with the following statements and logos "Gemplus Value Added Reseller" and "Member of the Gemplus Expert Network".

Additional Trademarks: ___ None_________________
                       ___ None_________________

                                    EXHIBIT F

                                VAR SALES TARGET

    UNITS               PRODUCT DESCRIPTION            VAR PRICE PER UNIT              TOTAL
    -----               -------------------            ------------------              -----
    [**]                 MPCOS-EMV 8K                       $[**]                    $[**]
    [**]                 GEMCLUB MEMO                       $[**]                    $[**]
    [**]                 GEMCLUB MICRO                      $[**]                    $[**]
    [**]                 GCI 410 READER MODULES             $[**]                    $[**]

TOTAL SALES TARGET IN $USD                                                           $[**]

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

                                    EXHIBIT G

                            NBO CUSTOMERS / PROSPECTS

  TO BE LISTED PER NBO/GEMPLUS AGREEMENT, SECTION 3 B, "OBLIGATIONS OF GEMPLUS"